EXHIBIT 99.1

                             JOINT VENTURE AGREEMENT

         This Agreement, made this 26th day of August, 1997, by and between Crumb Rubber Technology, Inc. ("CRT") and GreenMan Technologies, Inc. ("GREENMAN") (all of whom together are hereinafter collectively referred to as "Venturers").

                                   WITNESSETH

         Whereas the Parties hereto desire to form a Joint Venture (hereinafter referred to as the "Venture") upon the terms and conditions hereinafter set forth:

         Now, therefore, in consideration of the mutual covenants hereinafter contained, it is agreed by and among the Parties hereto as follows:

                                    Article I
                                 BASIC STRUCTURE

ss. 1.1  Form
         The Parties hereby form a Venture which shall be in the form of an entity commonly referred to as an "L.L.C.", or Limited Liability Corporation established and incorporated pursuant to the laws of the State of New York.

ss. 1.2  Applicable Law
         The Parties agree that said Venture and this Joint Venture Agreement shall be governed by the Laws of The State of New York.

ss. 1.3  Name
         The business of the Venture shall be registered with the Secretary of State of New York and conducted under the name of Tire Disposal Services, Inc.

ss. 1.4  Period of Duration
         The period of duration of the Limited Liability Company shall be thirty
(30) years from the date of the issuance of its Certificate of Organization by the Secretary of State of New York.

ss. 1.5  Place of Business
         The Venture shall commence the operation of its business on August 1, 1997, and shall continue until terminated in the following manner:

         (a)      By the completion of the purpose intended, or

         (b)      Pursuant to this Agreement, or




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         (c)      By the bankruptcy,  withdrawal,  resignation,  or expulsion of any one or all of the Venturers.

ss. 1.6  Purpose
         The purpose for which the Venture is organized is to:

         (a)      Collect waste scrap tires;

         (b) Process waste scrap tires using the crumb rubber producing equipment previously purchased by GREENMAN from CRT;

         (c)      Produce crumb rubber;

         (d)      Market all such products produced by the Venture.

         Neither Venturer hereto shall have any rights or duties with regard to any other businesses of the other, except that those expressly specified in this Agreement.

                                   Article II
                             FINANCIAL ARRANGEMENTS

ss. 2.1  Definitions
         For purposes of this document "capital" shall be defined as property made available to and/or owned by the Venture other than property which is held for sale to customers of the Venture in its ordinary course of business. The gain on such property and the losses, deductions, amortization and depreciation associated with such property shall be added to or subtracted from the Venturer's respective capital accounts (using the then capital accounts as a base) according to their then percentage of ownership in Venture.

         All other operating profits (or losses) of the Venture shall be (if income) deemed to be income of the Venturers according to their shares of respective profits and losses. If losses, the amount thereof shall be deducted from the Venturer's capital accounts according to their respective shares of profits and losses. Undistributed profits, if any, shall be added to the relevant Venturer's capital accounts. At the end of the fiscal year, as defined within ss. 6.1, losses, if any, shall be deducted from each Venturers respective capital account according to their respective shares of profits and losses.


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ss. 2.2  Initial Contributions of Venturers
1. GREENMAN has made available, as its initial capital contribution to the Venture, the crumb rubber producing equipment previously purchased by it from CRT, which is currently situate at GREENMAN's Jackson, Georgia location.

         The above referenced CRT unit contributed to the Venture by GREENMAN does not include the Untha Shredder previously sold to GREENMAN by CRT.

         The above referenced CRT unit contributed to the Venture by GREENMAN shall include the electrical panel prepared by GREENMAN specifically for the CRT unit, and the same shall be delivered by GREENMAN to the Venture forthwith.

         The Venturers agree and acknowledge that said crumb rubber producing equipment has been valued by the Venture at the sum of One Million Four Hundred Thousand ($1,400,000.00) Dollars.

         Title to and ownership of said crumb rubber producing equipment shall be transferred to the Venture immediately.

         CRT shall arrange for its delivery to the proposed business location of the Venture.

2. CRT's initial capital investment is the operating assets, permits, licenses and intangible assets of the entity heretofore owned and operated by principal(s) of CRT and referred to as "Tire Disposal Services." CRT in addition, shall secure execution of the proposed lease (attached hereto as EXHIBIT "A") on behalf of the Venture from Servico Realty Corporation for the office and manufacturing space at which the Venture will be situate and located at #187-40 Hollis Avenue, Hollis, New York.

         CRT will also arrange to provide the personnel and expertise to operate the day to day operations of the Venture, the cost and expenses of which shall be paid by the Venture.

ss. 2.3  Additional Capital Contribution
         Upon execution of this Agreement, CRT will pay to GREENMAN the sum of Three Hundred Thousand ($300,000.00) Dollars.

         CRT shall assume responsibility for the shipment and cost of shipping and transporting the CRT unit to the business location of the Venture in Hollis, New York.

         The agreement of CRT to enter into this Venture shall be subject to CRT's prior inspection of the CRT unit, and having satisfied itself that said unit can be reassembled at thebusiness location of the Venture, and function properly thereat.


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ss. 2.4  Resources for Business Operations
         CRT understands and agrees to arrange for the human resources necessary to oversee the business operations of the Venture as is reasonably required to effect the operation of the Venture is in accordance with all state, federal and other regulatory agencies for safety and environmental requirements. The foregoing shall be at the cost and expense of the Venture.

         CRT and GREENMAN understand and agree that all reasonable, necessary and prudent insurance requirements shall be arranged by and at the cost and expense of the Venture.

         Said insurance requirements shall provide for property damage coverage in the sum of the greater of Two Million ($2,000,000) Dollars, in which the Venture is reimbursed the value of demolishing, purchasing and installing replacement equipment.

ss. 2.5  Allocation of Profits and Losses
         The Venturers agree that profits and losses of the Venture are to be allocated to each Venturer according to the following percentages:

         (a)      CRT               -       eighty (80%) percent;
         (b)      GREENMAN          -       twenty (20%) percent;

         Distributions to the Venturers of the net operating profits of the Venture shall be made at such time as the Board of Directors, as hereinafter defined, shall reasonably agree. Such distributions shall be made to the Venturers equally and simultaneously.

         For the purpose of this Agreement, net operating profit for each accounting period shall mean the gross receipts of the Venture for such period, less the sum of all expenses of operation of the Venture, and such sums as may be necessary to establish and thereafter supplement a reasonable reserve for operating expenses of the Venture.

ss. 2.6  Discount Purchases
         Upon execution of this Agreement, the Venture shall execute a separate agreement permitting GREENMAN to purchase crumb rubber produced by the Venture at a ten (10%) percent discount below the then current sales price established by the Venture from time to time.

ss. 2.7  Commissions Paid to GREENMAN on CRT Unit Sales
         CRT hereby understands and agrees that should GREENMAN introduce to CRT a prospective purchaser of a CRT unit, and should CRT ultimately enter into and fully consummate a contract for sale of a CRT unit to said purchaser, CRT shall pay to GREENMAN a commission of ten (10%) percent of the net purchase price (exclusive of taxes, shipping and assembly charges) of each CRT unit sold to said purchaser introduced to CRT by GREENMAN. The term of said sales agency shall be five (5) years next succeeding the date hereof.

ss. 2.8  Compensation
         No Venturer shall be entitled to receive compensation from the Venture for its services to the Venture, except as provided in paragraph ss. 2.5 hereof.

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         The Venture shall be solely  responsible for the payment of any and all employees or agents hired by the Venture.

                                   Article III
                               VENTURER COVENANTS

ss. 3.1  Waiver Of All Prior Claims
         CRT and GREENMAN understand, as an express consideration for, and by executing the within Agreement each waives, releases and relinquishes any and all claims that each may have had against the other that arose prior to the execution of said Agreement, including without limitation, those claims arising out of the sale and purchase agreements between CRT and GREENMAN with respect to crumb rubber equipment installed and to be installed by CRT at the GREENMAN facilities situate in Jackson, Georgia.

                                   Article IV
                                   MANAGEMENT
ss. 4.1  Directors
         The Board of Directors of the Venture shall consist of two (2) Directors; all such directors shall be appointed exclusively by CRT.

         GREENMAN hereby acknowledges that, by reason of its minority interest in the Venture, it shall not be entitled to appoint a director on the board, and shall have no voting rights upon the Board of Directors or otherwise.

                                    Article V
                                   DISSOLUTION

ss. 5.1  Dissolution
         That if and in the event that the Venture shall hereafter be dissolved for any reason whatsoever, a full and general account of its assets, liabilities and fiscal condition shall thereupon be promptly established. Such assets of the Venture shall be sold and/or liquidated as soon as practical and all accounts receivables and other funds due the Venture collected as reasonably as can be.

         In furtherance thereof, the Venturers recognize that the equipment of the Venture will realize its highest resale value if sold, in place. As such, the Venture shall exercise due diligence and good judgment in seeking such prospective user to purchase the equipment of the Venture at the best possible price. CRT reserves the right to be and become the purchaser thereof, subject to its satisfaction of the leasehold obligations for a reasonable period to accommodate the sale of said equipment.

         The proceeds from the sale of said assets and equipment shall thereupon be applied in the following order of priority:


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         (a)      To discharge  just debts to third parties and  liabilities  of the Venture and the expenses of sale and liquidation.

         (b) To pay each Venturer earned but then undistributed profits to which each shall then be entitled, if any.

         (c) To repay to any Venturer the capital investment of each, pro-rata.

         (d) To divide the surplus, if any, among the Venturers according to each Venturer's Percentage Share of Profits as specified within ss. 2.5.

                                   Article VI
                                  MISCELLANEOUS

ss. 6.1  Accounting Year, Books Statements
         The Venture's fiscal year shall be January 1st to December 31st of each year. The Venturers shall file a short period return for calendar year 1997. Full and accurate books of account shall be kept and maintained at the principal place of business of the Venture and shall at all times state the fiscal condition of the business and finances of the Venture. Each Venturer shall have access to said books of account and shall be entitled to examine the same at any time during regular business hours of the Venture.

         At the end of each year, the accountants regularly employed by the Venture shall prepare a certified balance sheet setting forth the financial position of the Venture as of the end of each such year. A copy of the balance sheet and statement of operations shall be delivered to each Venturer as soon thereafter as is practicable.

         In addition to the foregoing, each venturer shall receive, not later than thirty (30) days after the close of the quarter, a quarterly financial report of operations and a balance sheet accompanied by the outside accountants compilation statement therewith.

ss. 6.2  Arbitration
         Any controversy or claim arising out of or relating to this Agreement and/or the relationship of the Venturers shall be settled by arbitration in accordance with the rules of the American Arbitration Association venued in the State of New York, whose participation may be initiated at the written request of either or both Venturers on written notice to the other, and such award or determination (as the case may be) shall be enforceable in any federal or state court situate in the State of New York having competent jurisdiction.

ss. 6.3  Required Conditions Precedent to the Effective
         Commencement Date of the Venture

         (a) CRT shall have obtained receipt of written commitment from the New York City Economic Development Authority, (or other such equivalent governmental

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                  authority), for a grant to finance the start-up and operations of the Venture on terms and conditions satisfactory to both Venturers.

         (b) The Venture shall apply for and/or cause to be obtained by the Venture, all requisite permits and/or licenses to enable the Venture to commence and thereafter continue its business operations;

ss. 6.4  Indemnifications
         The Venture shall indemnify any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the individual, his testator or intestate is or was a manager, employee or agent of the Venture or serves or served any other enterprises at the request of the Venture, to the extent to which such Venturer was not acting with gross negligence or wilful or wanton disregard of this Agreement or any civil and/or criminal statute, rule or regulation.

         The extent of such indemnify, however, shall be limited in amount to the Venturer assets only, and no Venturer shall have or assume hereby any personal liability with respect to said indemnity or otherwise.

ss. 6.5  Notices
         Any and all notices provided or required in connection herewith or with the Venture, shall be given in writing dispatched by United States prepared registered or certified mail, return receipt requested, and shall be addressed to the last address of the addressee known to the sender.

ss. 6.6  Binding Effect
         This Agreement shall be binding upon and inure to the benefits of the respective parties hereto. The parties hereto agree to execute such other and further documents reasonably necessary to carry out the intent and purpose of this Agreement.

ss. 6.7  Amendments
         This Agreement may be altered only by the unanimous approval of the Venturers, and such amendment shall be in writing and executed by each Venturer.

ss. 6.8  Titles and Subtitles
         Titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

ss. 6.9  Severability
         In  the  event  any  part(s)  of  this   Agreement  are  determined  or
adjudicated to be void, the remaining provisions of this Agreement shall nevertheless be binding upon the Venturers and the Venture with the same effect as though the void parts had been deleted herefrom.


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ss. 6.10 Non-Assignability
         The Venturers agree that their interest in the Venture cannot be sold, transferred or assigned to any other party without the express written consent of the other Venturer.

         No assignment of any rights an interests of either Venturer shall be valid or binding upon the parties hereto unless each is in writing an signed by each of the Venturers.

ss. 6.11 Waiver
         No waiver of any provisions of this Agreement shall be valid or binding upon the parties hereto unless each is in writing and signed by each of the Venturers.

ss. 6.12 Effective Date
         This Agreement shall be effective only upon execution by each of the proposed Venturers.

                                      CRUMBRUBBER TECHNOLOGY, INC.

Dated:         8-26-97                By:   /s/ Michael Reali
                                      Title:   President
                                      (Authorized Officer)


                                      GREENMAN TECHNOLOGIES, INC.

Dated:         8-26-97                By:   /s/ Joseph E. Levangie
                                      Title:  Chief Financial Officer
                                      (Authorized Officer)

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                                PAYMENT SCHEDULE

         The payment of $300,000 from CRT to GMT will be completed according to the following time schedule:

         1. CRT will pay GMT $100,000.00 when the CRT system is delivered to CRT's place of business located at 187-40 Hollis Avenue.

         2. CRT will pay GMT $100,000.00 within 3 months after the first payment.

         3. CRT will pay GMT $100,000.00 within 3 months of the second payment.


                                     CRUMBRUBBER TECHNOLOGY, INC.

Dated:         8-26-97                By:   /s/ Michael Reali
                                      Title:   President
                                      (Authorized Officer)


                                      GREENMAN TECHNOLOGIES, INC.

Dated:         8-26-97                By:   /s/ Joseph E. Levangie
                                      Title:  Chief Financial Officer
                                      (Authorized Officer)





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